2850427

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State of California
Secretary of State

I, BRUCE McPHERSON, Secretary of State of the State of California, hereby certify:

That the attached transcript of 2 page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of

JAN 2 8 2006

BRUCE McPHERSON
Secretary of State

Sec/State Form CE-107 (REV 03/31/05)

OSP 05 94200

2850427

ENDORSED - FILED
in the office of the Secretary of State
of the State of California

JAN 1 8 2006

ARTICLES OF INCORPORATION
OF
CYCLONE ENERGY, INC.

ONE: The name of this corporation is Cyclone Energy, Inc.

TWO: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of this corporation's initial agent for service of process is:

Lawrence Weisdom
22525 Pacific Coast Highway
Suite 101
Malibu, California 90265

FOUR: This corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total number of such shares authorized to be issued is twenty-five million (25,000,000) shares.

FIVE: The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Dated: January 17, 2006

Leo D. Williams
Incorporator

I declare that I am the person who executed the above Articles of Incorporation, and such instrument is my act and deed.

Dated: January 17, 2006

Lee D. Williams
Incorporator